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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

SECURITY CAPITAL HOLDINGS S.A.
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   (Last)                           (First)             (Middle)

25B, BOULEVARD ROYAL
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                                    (Street)

L-2449 LUXEMBOURG
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


REGENCY REALTY CORPORATION/REG
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

FEBRUARY 1999
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5. If Amendment, Date of Original (Month/Year)

JUNE 1996
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          02/28/99                   10,331,192(1)  A    0.48 of a   22,051,408     D         N/A
                                                                                     share of
                                                                                     common
                                                                                     stock, par
                                                                                     value $.01,
                                                                                     of Pacific
                                                                                     Retail
                                                                                     Trust, a
                                                                                     Maryland
                                                                                     real estate
                                                                                     investment
                                                                                     trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          02/28/99                   12,221,828     A    Same as     12,221,828     I        2,037,600
                                                                                     above                               by each of
                                                                                                                         Security
                                                                                                                         Capital I
                                                                                                                         Sarl,
                                                                                                                         Security
                                                                                                                         Capital II
                                                                                                                         Sarl,
                                                                                                                         Security
                                                                                                                         Capital III
                                                                                                                         Sarl,
                                                                                                                         Security
                                                                                                                         Capital IV
                                                                                                                         Sarl,
                                                                                                                         Security
                                                                                                                         Capital V
                                                                                                                         Sarl, and
                                                                                                                         2,033,828
                                                                                                                         by Security
                                                                                                                         Capital VI
                                                                                                                         Sarl, all
                                                                                                                         of which
                                                                                                                         are wholly
                                                                                                                         owned sub-
                                                                                                                         sidiaries
                                                                                                                         of Security
                                                                                                                         Capital
                                                                                                                         Holdings
                                                                                                                         S.A.


====================================================================================================================================

(1) This transaction is more fully described in Amendment No. 8 to Schedule 13D filed by Security Capital U.S. Realty and Security Capital Holdings S.A. and Amendment No. 9 to Schedule 13D filed by the Security Capital U.S. Realty, Security Capital Holdings S.A., Security Capital Shopping Center I Sarl, Security Capital Shopping Center II Sarl, Security Capital Shopping Center III Sarl, Security Capital Shopping Center IV Sarl, Security Capital Shopping Center V Sarl, Security Capital Shopping Center VI Sarl.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 n/a      0         D
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====================================================================================================================================

Explanation of Responses:
     This transaction is more fully described in Amendment No. 8 to Schedule 13D filed by Security Capital U.S. Realty and Security Capital Holdings S.A. and Amendment No. 9 to Schedule 13D filed by the Security Capital U.S. Realty, Security Capital Holdings S.A., Security Capital Shopping Center I Sarl, Security Capital Shopping Center II Sarl, Security Capital Shopping Center III Sarl, Security Capital Shopping Center IV Sarl, Security Capital Shopping Center V Sarl, Security Capital Shopping Center VI Sarl.

  /s/ Ariel Amir                                            March 9, 1999
---------------------------------------------            -----------------------
      Ariel Amir                                                  Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.



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